Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 9 dated June 6, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-069

                   4.50% Callable Notes due December 15, 2011


The description in this pricing supplement of the particular terms of the 4.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $3,141,000.00          Interest Rate:                 4.50%

Price to Public:         100%                   Issuance Date:                 June 9, 2005

Net Proceeds to Trust:   $3,103,308.00          Stated Maturity Date:          December 15, 2011

Agent's Discount:         1.20%                 Initial Interest Payment Date: July 15, 2005

CUSIP Number:             41659FDM3             Interest Payment Frequency:    Monthly

Day Count Convention: 30/360                    Regular Record Dates:  15 days prior to
                                                any Interest Payment Date.
Optional Redemption: Yes [X] No [  ]            The Survivor's Option [X] is [  ] is not
    Optional Redemption Date:                   available
    June 15, 2007 or any Interest Payment            Annual Put Limitation: $1 million or 1%
    Date thereafter.                                    Individual Put Limitation: $250,000
    Initial Redemption Percentage: 100%                 Trust Put Limitation: N/A
    Annual Percentage Reduction: N/A
    Redemption may be: [X] In whole only.            Authorized Denominations: $1,000 integral
                       [ ] In whole or in part.         amounts.

Securities Exchange Listing:   None.                 Special Tax Considerations:     None.

Other Provisions Relating to the Notes: None.

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


Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-405069           Interest Rate:                  4.50%

Contract Payment:          $3,141,015.00       Effective Date:                 June 9, 2005

Deposit Amount :           $3,103,323.00       Stated Maturity Date:           December 15, 2011
(if different from Contract Payment)
Day Count Convention:      30/360              Initial Interest Payment Date:  July 15, 2005
Special Tax Considerations:         None.      Interest Payment Frequency:
                                               Monthly
Optional Redemption:   Yes [X] No [  ]         Survivor Option:  Under the Funding
Optional Redemption Date: June 15, 2007 or     Agreement, Hartford Life Insurance
any Interest Payment Date thereafter.          Company [X] is [  ] is not required to
Initial Redemption Percentage:   100%          provide the Trust with amounts it needs
                                               to honor valid exercises of the
Annual Percentage Reduction:    N/A            Survivor's Option.

Redemption may be:  [X] In whole only.         Other Provisions Relating to the Funding
                    [ ] In whole or in part.   Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of June 9, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of June 9, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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